Exhibit 99.3

Execution Version

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of July 19, 2019 (this “Agreement”), is made by and among NHT Operating Partnership, LLC, a Delaware limited liability company (“Parent”), NHT REIT Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), NHT Operating Partnership II, LLC, a Virginia limited liability company (“Merger OP” and, together with Parent and Merger Sub, the “Parent Parties”), and the undersigned stockholder (the “Stockholder”) of Condor Hospitality Trust, Inc., a Maryland corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, the Parent Parties, the Company and Condor Hospitality Limited Partnership, a Virginia limited partnership (the “Operating Partnership” and, together with the Company, the “Company Parties”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which, among other things, provides for (i) the merger of Merger Sub with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Company Merger”) and (ii) the merger of Merger OP with and into the Operating Partnership, with Merger OP continuing as the surviving entity (the “Partnership Merger” and, together with the Company Merger, the “Mergers”);

WHEREAS, as a condition and an inducement to the Parent Parties’ willingness to enter into the Merger Agreement, the Parent Parties have required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement with respect to (i) all common stock, par value $0.01 per share, of the Company (the “Company Common Shares”), (ii) all 6.25% Series E Cumulative Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Company Series E Preferred Shares”) and (iii) all common limited partnership units of the Operating Partnership (the “Partnership Common Units”) under the Partnership Agreement (as defined in the Merger Agreement), in each case that the Stockholder beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) or owns of record;

WHEREAS, the Stockholder is the beneficial or record owner, and has either sole or shared voting power over, such number of shares of the Company Common Shares, Company Series E Preferred Shares and Partnership Common Units, if any, as is indicated opposite the Stockholder’s name on Schedule A attached hereto; and

WHEREAS, Parent desires that the Stockholder agree, and the Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Subject Securities (as defined below), and to vote its Subject Securities to approve and adopt the Merger Agreement and the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

1.    Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Expiration Date” shall mean the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement shall be validly terminated pursuant to Article 7 thereof, (iii) such date and time within 30 days following the date of the Merger Agreement as the Board makes a Change in Recommendation pursuant to Section 5.2(e)(ii) of the Merger Agreement, (iv) the termination of this Agreement by mutual written consent of the parties hereto or (v) the date of any amendment, waiver or modification of the Merger Agreement without the Stockholder’s prior written consent that has the effect of (a) decreasing the Merger Consideration, (b) changing the form of Merger Consideration (in the case of each of subclauses (a) and (b), payable to the stockholders of the Company pursuant to the Merger Agreement in effect on the date of this Agreement), (c) to extend the End Date (except as contemplated by Section 7.4 of the Merger Agreement), or (d) to impose any material restrictions or additional material conditions on the consummation of the Mergers or the payment of the Merger Consideration or otherwise in a manner material and adverse to this Stockholder (except for amendments contemplated by the last sentence of Section 8.1 of the Merger Agreement).

“Permitted Transfer” shall mean, in each case, with respect to the Stockholder, so long as (i) such Transfer is in accordance with applicable Law and (ii) the Stockholder is and at all times has been in compliance with this Agreement, any Transfer of Subject Securities by the Stockholder (x) to an Affiliate of the Stockholder or (y) to any member of the Stockholder’s or Affiliate’s immediate family, or to a trust for the benefit of the Stockholder or Affiliate or any member of the Stockholder’s or Affiliate’s immediate family, so long as such Affiliate or other permitted transferee (if applicable), in connection with such Transfer, executes a joinder to this Agreement pursuant to which such Affiliate or other permitted transferee (if applicable) agrees to become a party to this Agreement and be subject to the restrictions applicable to the Stockholder and otherwise become a party for all purposes of this Agreement; provided, that no such Transfer shall relieve the Stockholder from its obligations under this Agreement, other than with respect to the Company Common Shares, the Company Series E Preferred Shares or the Partnership Common Units transferred in accordance with the foregoing provision.

“Subject Securities” shall mean, collectively, the Company Common Shares, the Company Series E Preferred Shares and the Partnership Common Units and any New Company Shares and New Partnership Units.

“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any Subject Securities (or any security convertible or exchangeable into Subject Securities) or interest in any Subject Securities, including, without limitation, a redemption by the Stockholder of the Partnership Common Units for cash pursuant to Section 8.05 of the Partnership Agreement, but excluding, for the avoidance of doubt, entry into this Agreement.

2.    Agreement to Retain the Subject Securities.

2.1    Transfer and Encumbrance of Subject Securities. Other than a Permitted Transfer, hereafter until the Expiration Date, the Stockholder agrees, with respect to any Subject Securities owned beneficially or of record by the Stockholder, not to (i) Transfer any such Subject Securities, or (ii) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

2.2    Additional Purchases. The Stockholder agrees that any Company Common Shares, Company Series E Preferred Shares and other capital shares of the Company that the Stockholder purchases or otherwise acquires or with respect to which the Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date (the “New Company Shares”) and any Partnership Common Units or other partnership interests of the Operating Partnership that the Stockholder purchases or otherwise acquires or with respect to which the Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date (the “New Partnership Units”) shall, in each case, be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Company Common Shares, the Company Series E Preferred Shares or the Partnership Common Units, as applicable.

2.3    Unpermitted Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio.

3.    Agreement to Vote and Approve.

3.1    Company Common Shares and Company Series E Preferred Shares. Hereafter until the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, the Stockholder shall, or shall cause the holder of record on any applicable record date to

(including via proxy), vote 100% of the Company Common Shares, the Company Series E Preferred Shares and any New Company Shares owned beneficially or of record by the Stockholder: (i) in favor of the approval of the Company Merger; (ii) in favor of the approval and adoption of the Merger Agreement; (iii) in favor of any proposal to adjourn a meeting of the stockholders of the Company to solicit additional proxies in favor of the approval of the Merger Agreement; and (iv) against (a) any Acquisition Proposal (including a Superior Proposal) for the Company, (b) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Article 6 of the Merger Agreement not being fulfilled, and (c) any action which would reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement. For the avoidance of doubt, until the Expiration Date, the Stockholder shall vote in favor of the Company Merger even in the event the Board makes a Change in Recommendation.

3.2    Partnership Common Units. Hereafter until the Expiration Date, on every action or approval by written consent of the partners of the Operating Partnership with respect to any of the following matters, whether contemplated now or at any time prior to the Expiration Date, and at every meeting of the partners of the Operating Partnership called with respect to any of the following matters, and at every adjournment or postponement thereof, the Stockholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote the Partnership Common Units and any New Partnership Units: (i) in favor of the approval of the Partnership Merger; (ii) in favor of any amendment to the Partnership Agreement proposed to facilitate the Partnership Merger or the other transactions contemplated by the Merger Agreement; and (iii) against (a) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Article 6 of the Merger Agreement not being fulfilled, (b) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Article 6 of the Merger Agreement not being fulfilled and (c) any action which would reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement.

4.    Irrevocable Proxy. By execution of this Agreement, the Stockholder does hereby appoint and constitute Parent, and any one or more other individuals designated by Parent, and each of them individually, until the Expiration Date (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as the Stockholder’s true and lawful attorneys-in-fact and irrevocable proxies, to the fullest extent of the Stockholder’s rights with respect to the Subject Securities owned beneficially or of record by the Stockholder, to vote such Subject Securities solely with respect to the matters set forth in Section 3 hereof. The Stockholder shall retain the authority to vote its Subject Securities in its discretion on all other matters. The Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date (at which time this proxy shall automatically be revoked) for all purposes and hereby revokes any proxy previously granted by the Stockholder with respect to its Subject Securities. The Stockholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Agreement.

5.    Action of Governmental Entity. Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Date a Governmental Entity of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting the Stockholder or its Affiliates from (a) consummating the transactions contemplated by the Merger Agreement or (b) taking any action pursuant to Section 3 or Section 4 hereof, then the obligations of the Stockholder set forth in Section 3 and the irrevocable proxy and power of attorney in Section 4 shall be of no force and effect for so long as such order is in effect.

6.    Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Parent Parties as follows:

6.1    Due Authority. The Stockholder has the legal capacity and power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming proper execution and delivery by the Parent Parties, constitutes a valid and binding agreement of the Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

6.2    Ownership of the Company Common Shares, the Company Series E Preferred Shares and the Partnership Common Units. As of the date hereof, the Stockholder (i) is the beneficial or record owner of the Company Common Shares, the Company Series E Preferred Shares and the Partnership Common Units indicated on Schedule A hereto opposite the Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement, as disclosed on Schedule A or as would not reasonably be expected to prevent the Stockholder from performing its obligations under this Agreement, and (ii) has either sole or shared voting power over all of the Company Common Shares, the Company Series E Preferred Shares and the Partnership Common Units beneficially owned by the Stockholder. As of the date hereof, the Stockholder does not own, beneficially or of record, any capital stock or other equity interests of the Company or the Operating Partnership other than the Company Common Shares, the Company Series E Preferred Shares and the Partnership Common Units set forth on Schedule A opposite the Stockholder’s name. As of the date hereof, the Stockholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock of equity interests of the Company or the Operating Partnership except as set forth on Schedule A opposite the Stockholder’s name.

6.3    No Conflict; Consents.

(a)    The execution and delivery of this Agreement by the Stockholder do not, and the performance by the Stockholder of the obligations under this Agreement and the compliance by the Stockholder with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Laws applicable to the Stockholder, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Company Common Shares, the Company Series E Preferred Shares or the Partnership Common Units owned beneficially or of record by the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder is bound which would reasonably be expected to materially and adversely affect the Stockholder’s ability to perform its obligations hereunder.

(b)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the performance by the Stockholder of its obligations hereunder.

6.4    Absence of Litigation. There is no Legal Proceeding pending against, or, to the knowledge of the Stockholder, threatened against or affecting, the Stockholder or any of its Affiliates or any of their respective properties or assets (including the Company Common Shares, the Company Series E Preferred Shares and the Partnership Common Units owned beneficially or of record by the Stockholder) at Law or in equity that would reasonably be expected to materially and adversely affect the Stockholder’s ability to perform its obligations hereunder.

7.    Further Assurances. From time to time, at the request of Parent and without further consideration, the Stockholder shall take such further action as may reasonably be requested by Parent to carry out the intent of this Agreement.

8.    Termination. This Agreement shall terminate and shall have no further force or effect immediately following the Expiration Date.

9.    Notice of Certain Events. The Stockholder shall notify Parent promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the Stockholder under this Agreement and (b) the receipt by the Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 9 shall not limit or otherwise affect the remedies available to any party.

10.    Dissenter’s Rights. The Stockholder hereby unconditionally and irrevocably waives, and agrees to prevent the execution of, any rights of appraisal and dissenters’ rights relating to the Company Merger that the Stockholder may have directly or indirectly by virtue of the ownership of the Subject Securities.

11.    Miscellaneous.

11.1    Notices. Any notice, request, claim, demand and other communications hereunder shall be in writing, shall be deemed to have been given (i) upon confirmation of successful transmission if sent by facsimile transmission or e-mail of a pdf attachment (provided that any notice received by facsimile or e-mail on any Business Day after 5:00 p.m. (Eastern time) shall be deemed to have been received at 9:00 a.m. (Eastern time) on the next Business Day), or (ii) upon receipt by the receiving party if sent by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), and shall be addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.1):

if to the Parent Parties:

NHT Operating Partnership, LLC

300 Crescent Court, Suite 700

Dallas, TX 75201

Attention: Brian Mitts

Email: bmitts@nexpointsecurities.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

2121 North Pearl Street, Suite 900

Dallas, TX 75201

Attention: Charlie Haag

Email: chaag@winston.com

if to the Stockholder:

To the address for notice set forth on the last page hereof.

Or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

11.2    Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.3    Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. The Company and the Operating Partnership shall be express third party beneficiaries of the agreements of the Stockholder contained in this Agreement.

11.4    Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

11.5    Entire Agreement. This Agreement (including the exhibits, schedules, annexes and appendices hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

11.6    Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

11.7    Counterparts. This Agreement may be executed and delivered (including by facsimile or .pdf, .tif, .gif, ..jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”)) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

11.8    Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) directly or indirectly arising out of or relating to this Agreement or the actions of Parent or the Stockholder in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

11.9    Consent to Jurisdiction.

(a)    Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of the United States District Court for the District of Maryland, for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) directly or indirectly arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any state or federal court located in the State of Maryland.

(b)    Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 11.9 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any United States federal court located in the State of Maryland or any Maryland state court. Each of Parent and the Stockholder agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

11.10    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE

TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

11.11    No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed and delivered by all parties thereto, and (ii) this Agreement is executed and delivered by all parties hereto.

11.12    Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

11.13    Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Mergers are consummated.

11.14    Action in Stockholder Capacity Only. No Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of this Agreement a director, trustee, officer or fiduciary of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director, trustee, officer or fiduciary of the Company. The parties acknowledge and agree that this Agreement is entered into by the Stockholder solely in its capacity as the beneficial owner or record holder of Company Common Shares, Company Series E Preferred Shares or Partnership Common Units and nothing in this Agreement shall restrict, limit or affect (or require the Stockholder to attempt to restrict, limit or affect) in any respect any actions taken by the Stockholder or its designees or Representatives who are a director, trustee, officer or fiduciary of the Company in its capacity as a director, trustee, officer or fiduciary of the Company. Neither the Stockholder nor any of its designees or Representatives shall have any liability under this Agreement as a result of any action or inaction by the Stockholder or its designees or Representatives acting in its capacity as an officer, trustee, director or fiduciary of the Company, it being understood that any action taken (or failure to take action) by the Stockholder or its designees or Representatives in such capacity to approve a Change in Recommendation shall have no effect on the obligations of the Stockholder under this Agreement as the record holder or beneficial owner of Subject

Securities if this Agreement has not been validly terminated in accordance with its terms. For the avoidance of doubt, nothing in this Section 11.14 shall in any way modify, alter or amend any of the terms of the Merger Agreement.

11.15    Documentation and Information. The Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of the Stockholder’s identity and holdings of the Company Common Shares, the Company Series E Preferred Shares and the Partnership Common Units, and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Mergers or any other transaction contemplated by the Merger Agreement; provided, that counsel to the Stockholder shall have a reasonable opportunity to review and provide comments on any such press release or other disclosure document (which comments Parent and the Company shall consider in good faith). As promptly as practicable, the Stockholder shall notify Parent of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document, if and to the extent the Stockholder becomes aware that any have become false or misleading in any material respect.

11.16    Additional Agreements.

(a)    Section 6(c)(vi) of the Articles Supplementary of the Company governing the Company Series E Preferred Shares provides that the Company shall not agree or commit to merge the Company without the consent of the holders of not less than 75% of the outstanding Company Series E Preferred Shares. The Stockholder acknowledges and agrees that the execution and delivery of this Agreement by the Stockholder shall be deemed consent by the Stockholder, in its capacity as holder of Company Series E Preferred Shares, to the Company’s execution and delivery of the Merger Agreement pursuant to which the Company agreed and committed to merge the Company (in each case, subject to the Company Shareholder Approval).

(b)    The Stockholder acknowledges and agrees that (i) pursuant to Section 5.1(b) of the Merger Agreement, the Company is restricted from paying dividends on the Subject Securities (subject to any permitted dividends under Section 7.4 of the Merger Agreement), and (ii) unless the Merger Agreement is terminated, from and after the date hereof, the Stockholder waives the right to receive the dividends contemplated under Section 4 of the Articles Supplementary governing the Company Series E Preferred Shares other than with respect to any dividends that are declared by the Company pursuant Section 7.4 of the Merger Agreement over which the Company Series E Preferred Shares will have priority of payment as contemplated by the Articles Supplementary governing the Company Series E Preferred Shares; provided, that if this Agreement is terminated, then such waiver shall be of no effect and such dividends shall have continued to accrue from the date hereof through the date of such termination.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

NHT OPERATING PARTNERSHIP, LLC a Delaware limited liability company

By:	NHT OPERATING PARTNERSHIP GP,
LLC, its manager

	By:	/s/ Neil Labatte
	Name:	Neil Labatte
	Title:	Sole Member

NHT REIT MERGER SUB, LLC,
a Delaware limited liability company

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Chief Financial Officer and Secretary

NHT OPERATING PARTNERSHIP II, LLC
a Virginia limited liability company

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Chief Financial Officer and Secretary

[Signature Page to Voting Agreement]

REAL ESTATE INVESTMENT GROUP VII L.P. a Bermuda limited partnership

By:	Jiwin S.A., its General Partner

	By:	/s/ Alejandro G. Casaretto
	Name:	Alejandro G. Casaretto
	Title:	Authorized Signatory

	By:	/s/ Daniel Sanguinetti
	Name:	Daniel Sanguinetti
	Title:	Authorized Signatory

Address for Notice:

Real Estate Investment Group VII L.P.

Clarendon House 2, Church Street,

Hamilton HM CX, Bermuda:

c/o IRSA Inversiones y Representaciones

Sociedad Anónima

C1091AAQ, Buenos Aires

Argentina

Attention: Mr. Eduardo Elsztain

Facsimile: +54 (11) 4323-7499

[Signature Page to Voting Agreement]

Schedule A

Name	Company Common Shares		Company Series E Preferred Shares	Partnership Common Units	Company Restricted Shares (Unvested)
Real Estate Investment Group VII L.P.	2,261,987	*	325,752	0	0

*	Includes 2,197,023 Common Shares and 64,964 Common Shares issuable upon conversion of a promissory note held for its benefit.

By:	/s/ Alejandro G. Casaretto
Name:	Alejandro G. Casaretto
Title:	Authorized Signatory

By:	/s/ Daniel Sanguinetti
Name:	Daniel Sanguinetti
Title:	Authorized Signatory